CO-PROMOTION AGREEMENT AND LICENSE


     THIS CO-PROMOTION AGREEMENT AND LICENSE (the "Agreement") is entered into as of February 14, 1997 between Aphton Corporation ("Aphton"), a company organized under the laws of California with its principal business place in Woodland, California, and Connaught Laboratories Limited ("CLL"), a company incorporated under the laws of Ontario, with its principal place of business in North York, Ontario, Canada.


     WHEREAS:

     1. Aphton is currently developing its Gastrimmune(TM) product for all human cancer indications, including gastric cancer, pancreatic cancer, colorectal cancer and hepatic cancer;

     2. CLL desires to enter into this Co-Promotion Agreement and License on its own behalf and on behalf of its Affiliates (collectively known as Pasteur Merieux Connaught or PMC);

     3. Aphton and PMC desire to collaborate in co-promoting, marketing, selling and distributing the Gastrimmune(TM) product in North America and Europe on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                                   DEFINITIONS

     Unless otherwise defined, capitalized terms used in this Agreement shall have the meanings set forth below:

     "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

     "Aphton Know-How" means any biological materials, and any research and development information, inventions, know-how, pre-clinical, clinical and other technical data relating to the Product, in each case which are not generally known or available, which are owned, licensed or otherwise held by Aphton or its Affiliates with the rights to license or sublicense the same to PMC and which are necessary or useful for the making, using or selling of the Product as provided in this Agreement.

     "Aphton Patents" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country within the Territory owned by or licensed to Aphton or its Affiliates within the Territory to which Aphton otherwise acquires rights relating to the Product, (b) all patents listed in Schedule A hereto that have issued or in the future issue from the patent applications, including, without limitations, utility, model and design patents, and certificates of invention, and (c) all foreign counterparts, additions, continuations, continuations-in- part, divisions, reissues, renewals, supplementary protection certificates and extensions thereof.

     "Aphton Supply Contract" shall mean the supply contract in respect of the Product in Finished Form or in respect to a component or components of the Product to be entered into between Aphton and PMC pursuant to this Agreement.

          "Commercial Failure" shall mean the circumstances under which the quarterly Net Sales of the Product decline by [Redacted]*; provided, however that such decline is not caused by (i) a significant change in market conditions (including, without limitation, the introduction of a Competing Product by a Third Person or governmentally-mandated price reductions), (ii) change of existing laws or regulations, or adoption of new laws or regulations, (iii) Force Majeure Events, (iv) safety and efficacy reasons as reasonably determined by the Steering Committee after discussion with the appropriate regulatory authority, (v) change of marketing strategy (including, without limitation, a reduction of price) approved by the Steering Committee, and (vi) availability of Product.

     "Commercial Launch" shall mean the first commercial sale of the Product in Finished Form.

     "Company Information" shall mean the information or materials provided by either Aphton or PMC to the other party, whether furnished before or after the execution of this Agreement, in relation to research, development, promotion, marketing, distributing and selling the Product hereunder, including, without limitation, the information or materials on substances, formulations, techniques, technology, equipment, data, reports, know-how, sources for supply, patent position and business plans.

     "Competing Product" shall mean any product which is designed, licensed for use and put to use for the treatment of one or more Indications, for which the Product is currently developed.

     "DT" shall mean PMC's diphtheria toxoid.

     "Executive Officers" shall mean the corporate officers of Aphton and PMC appointed respectively by Aphton and PMC, with notice to the Steering Committee, to review the actions of the Steering Committee as set forth in Section 5.3 hereof.

     "Finished Form" shall mean a finished pharmaceutical form, packaged and labeled for marketing in the Territory.

     "Force Majeure Events" shall have the meaning set forth in Article 12 hereof.

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

     "Indication" shall mean a treatment regimen for any human cancers on which regulatory approval is obtained for the Gastrimmune products. The initial Indications for which regulatory approval is initially being considered are gastric cancer, pancreatic cancer, colorectal cancer and hepatic cancer.

     "Internal Accounts" shall have the meaning set forth in Section 6.2(b) hereof.

     "Marketing Plan" shall have the meaning set forth in Section 4.2 hereof.

     "Net Profits" shall mean, for each calendar quarter, the excess, if any, of Net Sales over Product Costs and Expenses for such quarter.

     "Net Sales" shall mean the invoiced price of a Product charged by PMC to an unaffiliated customer less the sum of (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such unaffiliated customers for spoiled, damaged, outdated and returned Product, (b) actual packaging freight and insurance costs incurred in transporting such Product in final form to such customers, (c) trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs customary to the trade or required by law, (d) sales, valued-added and other direct taxes, (e) sales commissions to third person independent agents, (f) customs duties, surcharges and other governmental charges, and (g) commercially reasonable write offs for doubtful accounts, all in connection with the distribution and selling of the Product.

     "Operating Plan" shall mean the operating plan set forth in Section 6.3 hereof.

     "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

     "P/L Account" shall have the meaning set forth in Section 6.2 hereof.

     "PMC Supply Contract" shall mean the supply contract in respect of DT and TT entered into between Aphton and PMC pursuant to this Agreement.

     "Product" shall mean the Gastrimmune(TM) product currently being developed by Aphton for the treatment of each Indication, as it may be improved or modified during the term of this Agreement.

     "Product Costs and Expenses" shall mean (a) with respect to Aphton, direct costs incurred by Aphton in connection with promoting and marketing of the Product, as such costs are customarily and reasonably allocated thereto and (b) with respect to PMC, direct costs incurred by PMC in promoting, marketing, distributing and selling the Product pursuant to this Agreement. For the purpose of this definition, the direct costs shall include, without limitation, the direct overhead expenses and out-of-pocket expenses attributable to the marketing, sales, distribution, packaging and shipping of the Product. Product Costs and Expenses shall not include any indirect costs incurred by a party and no markup shall be included in determining the Product Costs and Expenses.

     "Product Packaging" shall mean the packaging and trade dress of the Product as agreed by the Parties pursuant to this Agreement including the proprietary marks of the Products.

     "Profitability Report" shall have the meaning set forth in Section 6.5 hereof.

     "Regulatory  Jurisdiction" shall mean any jurisdiction within the Territory
in  which  regulatory   approval  for   manufacturing,   promoting,   marketing,
distributing and selling the Product is required.

     "Steering  Committee"  shall  have the  meaning  set forth in  Article  5.2 hereof.

     "Territory" shall mean North America (the United States, Canada and Mexico) and Europe, including the CIS.

     "Third Person" shall mean any Person other than Aphton or PMC or their respective Affiliates.

     "TT" shall mean PMC's tetanus toxoid.

     "Work Report" shall mean the report prepared by each party on a quarterly basis or on some other timely basis as decided by the Steering Committee and submitted to the Steering Committee setting forth the work performed by each party in the previous quarter in furtherance of the goals of the Agreement and setting out a proposed plan for future work to be performed by that party as requested by the Steering Committee.


                                   ARTICLE 2
                          LICENSE GRANT; CO-PROMOTIONS

     2.1 License Grant. The parties hereby agree to collaborate in promoting, marketing, selling and distributing the Product pursuant to the terms and conditions set forth herein. In connection therewith, Aphton hereby grants to PMC effective upon execution hereof (except as to Aphton's right to co-promote in accordance with Section 2.2) a non-exclusive license to make the product and to have the Product made solely for the purposes of this Agreement under the Aphton Patents and the Product Trademarks selected by the parties pursuant to
Section 5.2(d) hereof. PMC shall not sub-grant, sub-license, permit to use or otherwise transfer the rights or benefits granted to it hereunder to a Third Person without obtaining a prior written consent of Aphton. During the period in which PMC holds exclusive rights pursuant to this Section 2.1, all sales of the Product will be recorded by PMC.

     2.2 Co-promotion Right. As provided in Section 2.1, Aphton hereby expressly reserves the right to co-promote, market, distribute and sell (collectively for this section, "Co-Promote") the Product either independently or in collaboration with PMC. Aphton shall also have the right to withdraw the exclusive right and license granted to PMC hereunder in any Regulatory Jurisdiction and to Co-Promote with a Third Person in such Regulatory Jurisdiction on sixty (60) days notice to PMC if: (a) within ninety (90) days after the date established by the Steering Committee for Commercial Launch of the Product in such Regulatory Jurisdiction, PMC does not use commercially reasonable diligence to begin promoting and marketing the Product in such Regulatory Jurisdiction, (b) PMC ceases any significant efforts to continue marketing the Product in such Regulatory Jurisdiction for period of 180 days, (c) a Commercial Failure of the Product in such Regulatory Jurisdiction occurs, or (d) a Competing Product is introduced by PMC in such Regulatory Jurisdiction which causes a material reduction of sales of the Product.


                                   ARTICLE 3
                               INITIAL OBLIGATIONS

     3.1 Of PMC. PMC shall enter into the PMC Supply Contract for the supply of DT and/or TT to Aphton on arm's length terms.

     3.2 Of Aphton. Aphton shall enter into the Aphton Supply Contract for the supply of Product to PMC on arm's length terms.


                                   ARTICLE 4
                         RESPONSIBILITIES OF THE PARTIES

     4.1 Aphton's Responsibility. Aphton shall be responsible for and shall use commercially reasonable efforts to: (a) research and develop the Product for all Indications, and (b) apply for and obtain licenses, permits, approvals or registrations (collectively "applications") as may be required for manufacturing, promoting, marketing, distributing and selling the Product in any Regulatory Jurisdiction within the Territory, provided that Aphton will only be required to fund the costs associated with such applications in the Regulatory Jurisdictions of the United States, the European Union, Canada and Mexico and absorb the costs thereof. The costs expended by Aphton on all other Regulatory Jurisdictions within the Territory will be applied by Aphton to the Product Costs and Expenses and fully reimbursed to Aphton in accordance with the provisions of Art. 6 herein.

     4.2 PMC's Responsibility. PMC shall be responsible for and shall use commercially reasonable efforts to (a) prepare the Marketing Plans, (b) market and commercialize the Product for all Indications in the Territory and funding the costs thereof subject to the reimbursement provisions of Art. 6 herein, including, without limitation, formulating and developing marketing strategies on a country-by-country basis and performing all distribution and sales functions, such as order taking and processing, etc., (c) deliver and process the sales of the Product, and (d) cooperate with Aphton to maintain the effectiveness of any licenses, permits approvals or registration obtained in connection with the performance of this Agreement.


                                   ARTICLE 5
                           OPERATION OF THE AGREEMENT

     5.1 Collaboration of the Parties. The parties shall collaborate in good faith under this Agreement. For the purpose thereof, each party shall, subject to the conditions set forth in Article 10 hereof, provide any Company Information to the other party and to the Steering Committee as such other party reasonably requires to effectively operate under this Agreement. Each party shall prepare its Work Report on a quarterly basis which will be reviewed by the Steering Committee. PMC shall prepare (with input from Aphton) the marketing plan (the "Marketing Plan"), which shall include promotion and advertising, on a quarterly basis which will be reviewed and approved by the Steering Committee.

     5.2 Steering Committee. (a) A steering committee (the "Steering Committee") shall be established to supervise the performance of the parties pursuant to this Agreement. The Steering Committee shall have an equal number of members appointed by each party and shall be initially comprised of a total of six (6) members. The total number of Steering Committee members may be changed by the Steering Committee from time to time as appropriate with the proviso that in all cases it will be comprised of an equal number of members from each party. Each party may substitute its representatives from time to time and the substitution is effective upon notice to the other party.

     (b) The Steering Committee shall meet as often as required to ensure the effective operation of this Agreement but in no event less than quarterly on such date and at such place as to be agreed upon between the parties; provided that (i) all meetings of the Steering Committee, shall take place outside of the United States, its possessions and territories, and (ii) a majority of such meetings shall take place in Canada provided that members of the Steering Committee will be permitted to attend such meetings by electronic means (telephonic, E-mail, videoconference, etc.). The meetings of the Steering Committee may be held in person or in any other reasonable manner, including, without limitation, by telephone, video conference or E-mail. Each of the Steering Committee members shall have one vote and all the decisions of the Committee must be made by a majority vote. It is contemplated that additional representatives of the parties may attend and participate in the Steering Committee meetings, however, such additional representatives will not be entitled to participate in the voting process. As a first order of business, the Steering Committee will draft procedures which will govern the operation of the Steering Committee and its decision making process and the specific criteria to be used in the determinations set forth in Section 5.2(c) below.

     (c) The Steering Committee shall be responsible for (i) planning and reviewing clinical trial and regulatory strategies, (ii) review of manufacturing arrangements to ensure consistency of supply and product and compliance with regulatory requirements and Good Manufacturing Practice, (iii) examining and approving the joint quarterly Marketing Plans for each Indication, the first of which must be formulated in advance of the conclusion of the Phase III clinical trial for such Indication (iv) reviewing the quarterly Work Reports submitted by each party, (v) approving the Product Trademarks (except that the final choice of the Product Trademark will be made by Aphton, which choice will be made with PMC's input but will not be subject to the provisions of Sections 5.3 and 5.4 herein), labels and packaging selected by the parties, (vi) pricing the Product,
(vii) reviewing and approving the accounting principles and methodology adopted by each party pursuant to Section 6.1 hereof, (viii) reviewing and approving the Internal Accounts of each party with respect to the determination of profit sharing, (ix) reviewing manufacturing arrangements for the Product, (x) establishing the criteria for and the date of the Commercial Launch of the Product, (xi) developing an Operating Plan as set forth in Section 6.1, and
(xii) calculating and determining according to the Profit Sharing ratios set forth in Section 6.4(d), the Net Profits to be distributed to the parties provided that in no event will the Steering Committee reconsider or adjust the

Profit Sharing ratios set forth in Section 6.4(d). Notwithstanding the foregoing, during the period in which PMC's rights are no longer exclusive in a Regulatory Jurisdiction pursuant to Aphton's exercise of its co- promotion rights with a Third Person under Section 2.2 hereof, the Steering Committee will no longer be responsible for the items described in the foregoing clauses (iii),
(iv) and (vi) with respect to such Regulatory Jurisdiction.

     (d) The Steering Committee shall, within a reasonable time so as to permit an expeditious Commercial Launch of the Product, select the trademarks to be used (the "Product Trademarks") with the Product in the Territory. The Product Trademarks so selected shall be applied for and maintained by Aphton at its own expense and shall be owned solely by Aphton during and after the expiration of the term of this Agreement. The Steering Committee shall also select labels and packaging of the Product identifying both parties, displaying the Product Trademarks and identifying trademarks and logos of each of the parties. In the event that the parties cannot reach agreement on the expansion of the marketing rights accorded to PMC as contemplated by Section 14.17 hereof, Aphton will not use or license another Person to use the Product Trademark for the Product outside the Territory without the prior approval of PMC.

     5.3 Executive Officers. In the event that the Steering Committee is unable to make a decision due to a deadlock, it shall submit the matter being considered to the Executive Officers for a joint decision. If the Executive Officers are also unable to reach a decision, the matter will be resolved in accordance with the dispute resolution procedure of Section 5.4 below, unless the dispute relates solely to clause (i) of Section 5.2(c), in which event Aphton shall have the right to make the final determination.

     5.4 Dispute Resolution. (a) The parties hereby agree that deadlocks within the Steering Committee (other than a deadlock as to the matter set forth in Section 5.2(c)(i)), which are not resolved by the Executive Officers pursuant to Sections 5.2 and 5.3 hereof, will be submitted to a mediator for resolution pursuant to the following mechanism:

     (b) Mediation. If a party intends to begin a mediation to resolve a deadlock of the Executive Officers, such party shall provide written notice to the other party informing the other party of such intention and the issues to be resolved. Within ten (10) business days following the receipt of the original notice ("Notice Date"), the Steering Committee shall select a mediator who shall be a single individual presiding in resolution of the disputes between the parties. The mediator selected shall not be an employee, director or shareholder of either party or of an Affiliate of either party.

     (c) (i) No later than ten (10) business days after selection, the mediator shall hold a hearing to resolve each of the issues submitted for mediation which may include a request by a party to amend this Agreement so as to implement the resolution of any issue submitted for mediation.

          (ii) Twenty-four hours prior to the hearing, each party must submit to the mediator and serve on the other party a proposed ruling on each issue to be resolved. Such writing shall be limited to presenting the proposed rulings, and may contain a limited argument on or analysis of the facts or issues, which shall be limited so that the entire submission is no more than fifteen (15) pages.

          (iii) The mediator shall not require nor shall there be any discovery by any means, including depositions, interrogatories or production of documents.

          (iv) Each party shall be entitled to no more than four (4) hours of hearing to present testimony, documentary or other demonstrative evidence. The testimony of both parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the mediator to determine whether the parties have had the four (4) hours to which they are entitled.

          (v) Each party shall have the right to be represented by counsel. The mediator shall have sole discretion with regard to the admissibility of any evidence.

          (vi) The mediator shall rule on each disputed issue within 24 hours following the completion of the testimony of both parties. Such ruling shall adopt in its entirety the proposed ruling of one of the parties on each disputed issue.

          (vii) The mediation shall take place at a location agreed by the parties or if the parties are unable to agree, then as designated by the mediator. All costs incurred for the mediation shall be shared equally between the parties.

          (viii) The mediator shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the parties.

     (d) A decision by the mediator shall be binding on both parties.

     (e) Each party shall bear its own costs in any mediation procedure.

     (f) Failure to comply by either party with the strict time limits in the mediation procedure for good cause, as determined by the mediator, shall not be deemed a breach of the agreement and shall not result in a finding of default in the mediation procedure against the party so failing to comply.

     (g) All other disputes between the parties relating to matters outside the Steering Committee's responsibilities (including, without limitation, an assertion of a right to terminate the Agreement for a material breach in accordance with Section 13.2(b) hereof) shall be resolved by a court of competent jurisdiction. In furtherance thereof, each party hereto hereby consents to the exclusive jurisdiction of the courts of the State of New York, located in the City of New York and the United States Federal District Court for the Southern District of New York and waives any claims of forum non-conveniens or objections to the laying of venue in any of such courts.

                                   ARTICLE 6
                               COMPENSATION TERMS

     6.1 Upfront License Fee. In consideration of the exclusive rights granted by Aphton to PMC under Article 2 hereof and any other benefits provided herein, PMC hereby agrees to provide to Aphton consideration of US$10 million. PMC will provide such consideration to Aphton as set forth in a) and b) below:

          (a) make a payment to Aphton of US$ 1 million in cash upon execution of this Agreement,

          (b) provide to Aphton US$ 9 million of DT and/or TT, (hereinafter referred to as "Art. 6 DT/TT" valued at US$[Redacted]* per gram (Canadian Producer Price Index-adjusted) for DT and US$[Redacted]* per gram (Canadian Producer Price Index-adjusted) for TT, to be provided to Aphton in lots and at times designated by Aphton in accordance with the order and delivery provisions of the PMC Supply Contract but not subject to the payment provisions of the PMC Supply Contract; with the proviso that Aphton will not sell, supply, transfer or otherwise provide to any Third Person any Art. 6 DT/TT provided to Aphton under this Section 3(b) unless such Art. 6 DT/TT is to be used in a research and development program relating to an Aphton product or is to be incorporated into a product (including the Product) developed by Aphton.

     6.2 Royalties. Commencing in the year in which Commercial Launch occurs, PMC shall pay to Aphton royalties as follows:

          (a) a royalty (the "Base Royalty") of [Redacted]*% on Net Sales of the Product, subject to payment of a minimum annual royalty of $[Redacted]* (which shall be pro-rated for the year in which Commercial Launch occurs); and

          (b) in the event that there are Net Profits on sales of the Product, a supplemental royalty (the "Supplemental Royalty") in an amount equal to positive difference (if any) between the Base Royalty paid pursuant to
     Section 6.2(a) hereof and the amount which is determined in accordance with the following profit allocation principles:

               (i) General. Subject to clause (ii) of this Section 6.2(b), Net Profits for any calendar year will be computed on a running, cumulative basis and the Supplemental Royalty payable to Aphton shall be determined based on the profit sharing ratios below, with reference to the applicable level of running annual Net Sales:

   Net Sales Levels                         Aphton                 PMC
   (US$ million/
   calendar year)
   [Redacted]*                              [Redacted]*            [Redacted]*

   [Redacted]*                              [Redacted]*            [Redacted]*

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

     The foregoing sales levels are incremental, and the monthly payments of Supplemental Royalties (if any) will change in relation to the level of Net Sales achieved in a calendar year (e.g., if Net Sales of the Product are [Redacted]*, the Supplemental Royalty due would be the sum of (X) (i)
[Redacted]* of the Net Profits attributable to the first [Redacted]* of Net Sales, (ii) [Redacted]* of the Net Profits attributable to the next [Redacted]* of Net Sales, and (iii) [Redacted]* of Net Profits attributable to the next [Redacted]* of Net Sales), less (Y) the amount of the Base Royalty payable to Aphton in respect of the applicable period. In addition, the Net Sales levels set forth above will be indexed for inflation or deflation by the Steering Committee in accordance with the U.S. Department of Commerce, Consumer Price Index or its successor index, beginning in the first full calendar year following one year after the first Commercial Launch of the Product or the year 2002, whichever is earlier.

          (ii) Special Rules for Market Increases. If, during any calendar year after the calendar year in which Commercial Launch occurs, Current Year Net Sales of the Product exceed the applicable Baseline Net Sales (the amount by which Current Year Net Sales exceeds Baseline Net Sales is referred to herein as the "Delta Net Sales"), then in determining the Supplemental Royalty due to Aphton [Redacted]* of the Net Profits attributable to the Delta Net Sales shall be allocated [Redacted]* to Aphton and [Redacted]* to PMC, and the allocation principles set forth in clause (i) of this Section 6.2(b) shall apply to all Net Profits earned on Net Sales equal to the amount of the Baseline Net Sales in such calendar year. In the event that the Baseline Net Sales declines, PMC shall have the right to qualify for the special allocation principles set forth herein no more than one (1) additional time for an increase in Net Sales to the amount of Baseline Net Sales as has been previously reached.

          (iii) Certain Examples. If, in Year 1, Baseline Net Sales equal [Redacted]*, and by June 1 in Year 2 Current Year Net Sales have reached [Redacted]*, Aphton will be entitled to receive royalty payments equal to, in the aggregate, (w) [Redacted]*of the Net Profits attributable to Net Sales up to [Redacted]*, (x) [Redacted]* of Net Profits attributable to Net Sales between [Redacted]* and [Redacted]*, and (y) [Redacted]* of Net Profits attributable to all Net Sales in excess of [Redacted]*, less (z) the amount of the Base Royalty. If in Year 5, Baseline Net Sales are [Redacted]*, and Current Year Net Sales reach [Redacted]*, Aphton will be entitled to receive royalty payments equal to (w) [Redacted]* of the Net Profits attributable to Net Sales up to [Redacted]*, (x) [Redacted]*of Net Profits attributable to Net Sales between [Redacted]* and [Redacted]*, (y) [Redacted]* of the Delta Net Sales, which in Year 5 is the difference between [Redacted]* and [Redacted], less (z) the amount of the Base Royalty. If in Year 7, Baseline Net Sales are once again [Redacted]*, and Current Year Sales reach [Redacted]*, PMC will not be entitled to retain the special allocation in relation to the increase from [Redacted]* to [Redacted]* but will be entitled to receive the special allocation of profit from [Redacted]* to [Redacted]*.

          (iv) Certain Definitions. As used in this Section 6.2(b), the term "Baseline Net Sales" means the Net Sales of the Product during the calendar year immediately preceding the calendar year in which the determination is made, and the term "Current Year Net Sales" means the Net Sales of the Product in the calendar year in which the determination is made.


------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

     6.3 Calculation of Royalties.

          (a) Profit and Loss Account. In order to permit calculation of the Supplemental Royalty, PMC hereby agree to maintain a profit and loss account, which shall include PMC's and Aphton's Product Costs and Expenses (the "P/L Account") for the purpose of determining Net Profits. The Steering Committee will develop an operating plan (the "Operating Plan") to be implemented by the parties prior to Commercial Launch which will set forth the mechanism for allocation of costs and expenses to the P/L Account and the reimbursement of costs to each party. The Steering Committee will be responsible for approving the P/L Account based on the approved Internal Accounts of each party and the invoices of Net Sales submitted by PMC. Except for the Product Costs and Expenses entered into the P/L Account, all other costs and expenses, including, without limitations, any indirect costs and expenses, incurred by either party in connection with the promotion, marketing, distribution and selling of the Product shall be borne solely by such party..

          (b) Internal Accounts; Accounting Methodology.
          (i) Each party shall initially apply its internal accounting principles and methodology in determining its Product Costs and Expenses. The internal accounting principles and methodology must be consistent with U.S. Generally Accepted Accounting Principles and be reviewed and approved by the Steering Committee prior to the Commercial Launch of the Product. If the Steering Committee disagrees as to the accounting principles or methodology adopted by a party, it shall request such party to make necessary changes or adjustments. If the party objects to such changes or adjustments, the matter shall be submitted to the Executive Officers pursuant to Section 5.3 and, if necessary, Section 5.4 hereof for decision. The accounting principles and methodology of any party approved by the Steering Committee or the Executive Officers, as the case may be, shall be applied during the term of this Agreement, unless changes are made thereafter in which case a separate approval must be obtained from the Steering Committee with respect to such changes.

          (ii) The internal accounts (the "Internal Accounts") prepared by each party applying its internal accounting principles and methodology, as approved by the Steering Committee, must be submitted to the Steering Committee for approval on a quarterly basis after the Commercial Launch. If a party objects to any changes to its Internal Accounts proposed by the Steering Committee, the matter shall be submitted to the Executive Officers pursuant to Section 5.3 and, if necessary,
          Section 5.4.

          (c) Sales and Payment.

          (i) During the period in which PMC's rights to co-promote are exclusive (but for Aphton), PMC shall process the sales of the Product by PMC and Aphton on its Internal Accounts.

          (ii) PMC (subject to the approval of the Steering Committee) shall prepare a quarterly profitability report (the "Profitability Report"), setting forth the amount of actual Net Sales and Net Profit, and the actual amount of any Supplemental Royalty due to Aphton for such quarter, and estimated Net Sales, Net Profit and Supplemental Royalty due to Aphton for the quarter next commencing after preparation of the report. Each party shall be entitled to receive out of Net Sales all of its allowed Product Costs and Expenses (to the extent included in the P/L Account), following payment of the Base Royalty to Aphton. The parties agree that the Operating Plan will provide that in the event that Net Sales in any quarter are not sufficient to reimburse both
          parties  their   respective   Product  Costs  and  Expenses  that  the
          reimbursements will be made in a manner which will ensure the long-term efficient operation under this Agreement and reflect the cash flow needs of the parties, and that Product Costs and Expenses which are not reimbursed in any such quarter will be carried forward to subsequent quarters and fully reimbursed prior to any payments in respect of Net Profit.

          (iii) All payments due to Aphton hereunder shall be made on a monthly basis, based on projections of quarterly Net Sales, Product Costs and Expenses and Net Profits. At the end of each calendar quarter, any overpayment or underpayment (as determined by actual Net Sales, Product Costs and Expenses and Net Profits in the applicable quarter) shall be deducted from or added to (as applicable) the next monthly payment.

          6.4 Method and Timing of payment; Withholding Taxes.

          (a) Any payment made by PMC to Aphton hereunder shall be made by wire transfer in US dollars to the account designated by Aphton. Payment by PMC shall be deemed to have been made as of the day on which such payment is received at the account designated by Aphton. Unless otherwise specified herein, all monthly payments under this Agreement will be due no later than the first business day after the fifteenth (15th) day of the subject month. If PMC fails to make a timely payment due under this Agreement, interest at a per diem rate equal to the then-current U.S. prime rate shall accrue on the amount of payment for each date such payment is overdue, provided that such interest shall in no event exceed the maximum rate permitted by applicable law.

          (b) Any withholding or other taxes that PMC or any of its Affiliates are required by law to withhold or pay on behalf of Aphton with respect to the payments to Aphton under this Agreement shall be deducted from such payments to Aphton and paid contemporaneously with the remittance to Aphton; provided, however, that in regard to any tax so deducted PMC shall furnish Aphton with proper evidence of the taxes paid on its behalf. Aphton will furnish PMC with appropriate documents to secure application of the most favorable rate of withholding tax under applicable tax treaties.

                                   ARTICLE 7
                      BOOKS, RECORDS AND INSPECTION RIGHTS

          Each party shall maintain complete and accurate books and records in connection with its promotion, marketing, distribution and selling of the Product and, in the case of Aphton, its production costs. Upon a reasonable written request of one party, the other party shall permit the first party to inspect or to use an independent accounting firm to audit, in each case at the first party's own expense, the Internal Accounts of the second party. If there is a disagreement between the parties as to any Internal Account of a party, the disagreement must be submitted to the Steering Committee pursuant to Section 5.2 hereof for resolution.

                                   ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

          8.1 Due Organization, Valid Existence and Due Authorization. Each of Aphton and CLL hereby represents and warrants to the other party that on the date hereof (a) such party is duly incorporated and validly existing and/or registered as applicable under the laws of the relevant jurisdiction and (b) has the full power and authority (i) to own and operate its properties and to conduct its business as described in its articles of association and (ii) to execute, deliver and perform this Agreement.

          8.2 Approvals. Binding Obligations and No Violations. Each of Aphton and PMC hereby represents and warrants to the other party that on the date hereof such party has taken all requisite actions and obtained all consents, approvals, authorizations and permits necessary for the execution, delivery and performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of each of Aphton and CLL enforceable against such party in accordance with its terms. The execution, delivery and performance of this Agreement will not violate (a) such party's articles of association, (b) any other agreements or obligations of such party or (c) any currently effective laws, regulations or decrees of the United States or any other relevant jurisdiction.

          8.3 Patents and Patent Applications. Aphton warrants and represents to PMC that (a) it owns all the patents and has proprietary rights to all the patent applications listed in Schedule A attached hereto, (b) to its best knowledge, there are no actual or threatened claims by a third party against Aphton's ownership of, or proprietary rights to, such patents or patent applications and (c) to the best knowledge of Aphton on the date of this Agreement, neither the manufacturing of the Product (as currently formulated) by Aphton nor the promotion, marketing and sale of the Product (as currently formulated) by PMC will infringe upon any rights of any other Person.

          8.4 Third Party Agreements. Aphton has provided to PMC a true, complete and correct copy (including any amendments thereto) of each agreement pursuant to which Aphton has acquired or licensed from a Third Person any intellectual property rights relating to the manufacturing, promotion, marketing, distribution and sale of the Product (as currently formulated). Schedule B contains a true, complete and correct list of all such Third Party Agreements (collectively, "Third Party Agreements) and all agreements currently being negotiated by Aphton for the acquisition or license from a Third Person of any such intellectual property rights. All Third Party Agreements are in full force and effect and Aphton has neither received nor delivered any notice of default thereunder nor does Aphton know of any circumstances which, with notice or lapse of time or both, could result in a default thereunder. Aphton hereby covenants and agrees to use all reasonable efforts to keep each such Third Party Agreement in full force and effect during the term of this Agreement.

          8.5 DT/TT. CLL warrants that it currently has all necessary approvals to manufacture DT and TT in Canada, and that it maintains Good Manufacturing Practice in the manufacture of DT and TT. CLL warrants that to the best of CLL's knowledge, the manufacture, use and sale of the DT and TT provided to Aphton will not infringe upon rights of any other Person.

          8.6 Product. Aphton warrants that all pre-clinical and clinical data relating to the Product (as currently formulated) requested by PMC in its due diligence has been made available to PMC.

          8.7 Disclaimer. Except as expressly set forth herein, neither party makes any express or implied warranties, statutory or otherwise, concerning the value, adequacy, freedom from fault of, other quality, efficiency, stability, characteristics or usefulness of, or merchantability of fitness for a particular purpose of, the Product (in the case of Aphton) or the DT or TT (in the case
PMC); provided, however, nothing contained in this Section 8.7 shall be deemed a waiver of, or be deemed to limit, the obligations of each party hereunder.

                                   ARTICLE 9
                             INTELLECTUAL PROPERTIES

9.1      Product Trademarks; No Contest.
          (a) PMC hereby acknowledges that all rights arising from usage of any Product Trademarks, brand names, trade names, labels, markings, know-how, except PMC's proprietary marks (collectively for this section, the "Product Trademarks and other intellectual property rights") shall inure to Aphton and that PMC shall not, by use thereof, create any right, interest, title in any such Product Trademarks and other intellectual property rights except as expressly provided herein. Solely for the purposes of performing its rights and obligations under this Agreement, Aphton hereby grants to PMC a non-exclusive license to use its Product Trademarks and other intellectual property rights subject to the terms of this Agreement. PMC hereby undertakes to use, and cause its employees, agents or any other person under its authorization to use, such Product Trademarks, patents and other intellectual rights solely based on the standards set up by the Steering Committee and, to the extent permitted by applicable law, not to contest Aphton's ownership of or right to such Product Trademarks, and other intellectual property rights.

          (b) PMC will own all intellectual property which is developed solely by PMC (including, without limitation, marketing and sales information and customer lists) relating to the marketing, promotion and sales of the Product hereunder, and Aphton shall have no right to use any such intellectual property unless expressly agreed in writing by PMC. All intellectual property relating to marketing, promotion and sales developed jointly by PMC and Aphton will be owned jointly by PMC and Aphton.

          (c) PMC shall cooperate with Aphton in protecting Aphton's Product Trademarks and other intellectual property rights by, including without limitation, notifying Aphton in writing of any claims or allegations relating to the validity or legality of such Product Trademarks and intellectual property rights, executing all lawful papers and instruments and taking all rightful oaths and declarations as may be necessary in the arbitral or legal proceedings.

          9.2 Aphton Intellectual Property; Infringement.

          (a) In the event that either party becomes aware of an infringement of any of the Aphton Patents or of any action by a third person for a declaration that any of the Aphton Patents are invalid or unenforceable or any infringement of the Product Trademarks or any infringement of PMC's rights to sell hereunder, it shall promptly notify the Steering Committee in writing for its determination of the appropriate action to be taken against the third party. The Steering Committee within 30 days of such notification must decide whether an action in Aphton's name will be jointly undertaken by the parties. In the event the Steering Committee does not agree to undertake a joint action, Aphton may bring an action at its sole discretion and expense; provided if the infringement relates to intellectual property rights owned by PMC, PMC may try an action at its sole discretion and expense. The parties shall cooperate with each other and provide all necessary and reasonable assistance in any of such actions.

          (b) Aphton shall select the outside counsel to represent the parties in an infringement or other action, unless it relates to PMC's rights, in which event PMC shall select outside counsel. Each party may also retain its own outside counsel at its own expense.

          (c) If any infringement or other appropriate action is jointly instituted pursuant to this section, Aphton and PMC each shall bear its own out-of-pocket expenses and share litigation costs and legal fees equally. In the event of such a joint action, the parties will share equally in any recovery of damages or amounts paid in settlement. In the event that either party institutes action independently pursuant to this Section, such party shall be entitled to retain all recoveries or settlements in connection therewith.

          (d) In the event of an infringement relating to an Indication by a third person of the Aphton Patents within the Territory wherein the Steering Committee has not agreed to a joint action and Aphton has neither sued such third party nor notified PMC in writing of its intent to promptly sue, take action to respond and terminate such infringement, within sixty (60) days after notice to the Steering Committee of the alleged infringement, PMC shall have the right to commence such action or defense in its own name as exclusive licensee for such Indicatiions at its own expense and shall be entitled to all recoveries.

          9.3 Ownership of Registrations. The parties hereby agree that any and all licenses, permits, approvals or registrations obtained on the Product shall be owned exclusively by Aphton during and upon the expiration of the term of this Agreement (provided, that in the event that, under the laws or regulations of any Regulatory Jurisdiction, PMC needs regulatory authorization to perform its obligations under this Agreement, all such authorizations, licenses, permits, registrations or approvals (collectively "permits") will be applied for, owned and maintained by PMC until the expiration of this Agreement at which time PMC will terminate such permits).

                                   ARTICLE 10
                                 CONFIDENTIALITY

          10.1 Company Information.
          (a) Each of Aphton and PMC acknowledges that all the Company Information provided by the other party is confidential and proprietary to the other party and agrees to (a) maintain such information in confidence during the term of this Agreement and for a period of 5 years thereafter and (b) use such information solely for the purpose of performing its respective obligations hereunder. Each of Aphton and PMC covenants that it shall not disclose any such information to a Third Person except to its employees, agents or any other person under its authorization, on a need to know basis, provided such employees, agents or person under its authorization are subject in writing to the same confidentiality obligations as either Aphton or PMC, as the case may be.

          (b) Notwithstanding anything provided above, the restrictions provided in this section shall not apply to the information that is (x) already in the public domain as of the date of execution of this Agreement, (y) received by either Aphton or PMC on an unrestricted basis whereby the receiving party has no duty of confidentiality to the party providing such information or (z) is required to be disclosed to a governmental or other regulatory authority to the extent that such is required by applicable laws, regulations or court orders of the applicable jurisdiction, in which case the disclosing party shall promptly notify the other party of such disclosure.

          10.2 Information Developed during Collaboration. The information developed by either or both parties during the term of this Agreement, which relates to the research, development, marketing or sales of the Product shall be treated as Confidential Information. Both parties hereby agree that such information which relates solely to the development and production of the Product shall be proprietary solely to Aphton, and that such information which was developed by PMC and relates solely to marketing and promotion shall be proprietary solely to PMC. Any information which relates solely to marketing and promotion jointly developed by PMC and Aphton shall be owned jointly by PMC and Aphton. Both parties hereby agree that in the event that the parties cannot agree on the expansion of the marketing rights accorded to PMC as contemplated by Section 14.17 hereof, neither party shall use any such jointly owned information in its independent business during the term of this Agreement.

          10.3 Injunctive Relief. Each party acknowledges that damages resulting from disclosure of the Company Information would be an inadequate remedy and that in the event of any such disclosure, the other party shall be entitled to seek injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity, including the recovery of damages and reasonable attorneys' fees.

                                   ARTICLE 11
                                    INDEMNITY

          (a) Each party shall indemnify and hold the other party or its Affiliates harmless, and hereby forever releases and discharges the other party or its Affiliates, from and against all claims, demands, liabilities, damages and expenses, including attorney's fees and costs (collectively, "Damages"), arising out of the negligence, recklessness, intentional wrongful acts or omission of the indemnifying party or its Affiliates in connection with the manufacturing, promotion, marketing, distribution and sale of the Products during the term of this Agreement, except to the extent that such negligence, recklessness or intentional wrongful acts or omissions are committed by the other party or its Affiliates.

          (b) In addition, Aphton hereby agrees to indemnify, defend and hold harmless PMC, its Affiliates, officers, directors, employees and agents from and against any Damages arising out of, based upon or resulting from the manufacture by Aphton or on behalf of Aphton of the Product in Finished Form which is not in compliance with the specifications of the Product and the conditions set forth in the approval for manufacturing and sale required by the applicable Regulatory Jurisdiction, except to the extent any such Damages arise out of, are based upon or result from the failure of any DT or TT to meet the specifications therefor at the time of delivery to Aphton or its designee.

          (c) Aphton will maintain product liability insurance to cover liabilities related to the manufacture, sale and use of the Product with PMC named as an additional insured at a commercially reasonable level to be determined by the Steering Committee and subject to the availability of such insurance on commercially reasonable terms. The parties agree that the cost of such product liability insurance will be a direct Product Cost and Expense fully reimbursable to Aphton pursuant to Art. 6 herein. The parties further agree that they will consider alternative arrangements for obtaining such insurance in order to minimize Product Costs and Expenses, including obtaining such insurance in PMC's name or including Aphton as an additional insured under PMC's existing insurance arrangements.

          (d) Aphton agrees to indemnify, defend and hold harmless PMC, its Affiliates, officers, directors, employees and agents from and against any Damages arising out of, based upon or resulting from the manufacture of the Product by or for Aphton which occurred prior to the effective date of this Agreement.

          (e) PMC and Aphton acknowledge that Aphton is currently involved in negotiations with Societe d'Exploitation de Produits pour les Industries Chimiques (S.E.P.P.I.C.) regarding supply of a component of the Product which S.E.P.P.I.C. maintains may be subject to intellectual property rights of S.E.P.P.I.C. In the event that Aphton is unsuccessful in obtaining a supply of such component (along with the right to use such component in the production of the Product), Aphton will indemnify, defend and hold harmless PMC, its Affiliates, officers, directors, employees and agents from and against any Damages arising out of, based upon or resulting from any claim by S.E.P.P.I.C. (its Affiliates, assignees or licensees) in connection with the manufacturing of the Product by Aphton and/or the promotion, marketing and sale of the Product by PMC.

          (f) PMC hereby agrees to indemnify, defend and hold harmless Aphton, its Affiliates, officers, directors, employees and agents from and against any Damages arising out of, based upon or resulting from the failure of any DT or TT to meet the specifications therefor at the time of delivery to Aphton or its designee.

                                   ARTICLE 12
                                  FORCE MAJEURE

          Neither party shall be held liable or responsible to the other party or be deemed to have breached or defaulted under this Agreement for failure or delay in performing its obligations hereunder to the extent, and as long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, embargoes, war, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, omissions or delays in acting by any governmental authority ("Force Majeure Events"). In the event of occurrence of the foregoing, either party must use reasonable efforts to mitigate the adverse consequence of such force majeure.

                                   ARTICLE 13
                              TERM AND TERMINATION

          13.1 Term of this Agreement. The term of this Agreement shall be twenty years, which can be extended upon the written agreement of the parties hereto for an additional five-year period.

          13.2 Termination by Either Party. Upon occurrence of any of the following, each party may terminate this Agreement, in whole or in part, with respect to the Product: (a) mutual agreement, (b) material breach of this Agreement provided that the non-breaching party notifies the breaching party in writing of such breach and the breaching party does not cure the breach within 60 days after receiving the notice and (c) liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of any party.

          13.3 Termination by PMC. PMC shall have the right to terminate this Agreement, upon one hundred eighty (180) days prior notice to Aphton, in the event that it determines, following completion of Phase III clinical trials of the Product (and receipt by PMC of the results and supporting data obtained in such trials), that for safety or efficacy reasons it does not wish to co-promote, market or sell the Product. In such event, PMC shall have no further obligation to Aphton, except as provided in Section 13.4 hereof. The PMC Supply Agreement shall survive termination under this Section.

          13.4 Effect of Termination. Upon the expiration or termination of this Agreement, except to the extent provided in Section 13.5(a) (ii) for material breach, (a) PMC shall cease to have the right to promote, market, distribute, sell, or otherwise to commercialize the Products in any manner, (b) all requisite approvals, permits, licenses, filings, registration, or any application thereof, or any other regulatory records obtained pursuant to this Agreement, shall be returned to and exclusively owned by Aphton, (c) PMC shall cease to use, either directly or indirectly, the Product Trademarks, brand names, trade names, labels, markings, patents, know-how related to the Products, and (d) cease to use the Company Information. The obligations of Section 6(a) and (b), Article 10, Article 11 and Article 12 hereof, however, will survive any termination of the Agreement.

          13.5 (a) Remedies Upon Material Breach. Subject to the cure provisions in Section 13.2(b) above, in the event of a material breach as determined by a court of competent jurisdiction, the parties agree that the following remedies will apply and consent to the entry of preliminary and permanent court ordered injunctions to effect the same:

               (i) In the event this Agreement terminates due to material breach by PMC, all rights of PMC with respect to the Product are terminated as provided in Section 13.4, provided that all payments hereunder and the PMC Supply Contract will survive such termination. PMC hereby consents to the entry of a court order for specific performance ordering performance of its obligations to Aphton pursuant to the PMC Supply Contract.

               (ii) In the event this Agreement terminates due to material breach by Aphton, PMC shall have the right to obtain from Aphton a co-exclusive license under the Aphton Patents and the Aphton Know-How in the Territory, co-extensive with the full term of this Agreement, which are necessary or useful to make, use, have made, offer to sell and sell the Product for all human cancer indications in the Territory, without the right to sublicense, at a royalty rate of [Redacted]*% of Net Sales. Such a co-exclusive license will be co-exclusive in all cases with Aphton either alone or jointly with one other Person (which may be a different Person in each of the Regulatory Jurisdictions in the Territory). In the event that PMC exercises its rights hereunder, Aphton shall promptly transfer to PMC (at no cost to PMC) any and all Aphton Know-How which is necessary to or useful for the manufacture, use or sale of the Product. Aphton shall also authorize PMC to rely on any product registrations or licenses relating to the Product then in effect in the Territory for PMC's own sales of the Product and enter into a trademark license agreement with PMC which will contain the customary trademark license provisions of quality control, inurement of goodwill, etc. for the non-exclusive use by PMC of the Product Trademarks. PMC acknowledges that the Aphton Know-How is Company Information subject to the provisions of Article 10 hereof. Aphton hereby consents to the entry of a court order for specific performance of its obligations under this Section 13.5(a)
(ii) and the Aphton Supply Agreement at arms length commercially reasonable terms for a limited but commercially reasonable time so as to provide PMC with Product in the interim period prior to PMC's beginning its own manufacture of the Product.

               (b) Remedies Non-Exclusive. Termination of this Agreement provided in the previous sections shall not prejudice the right of either party hereto to pursue other remedies available at law or in equity, including without limitation, specific performance, rescission of the contract and damages.

                                   ARTICLE 14
                                 MISCELLANEOUS

          14.1  Effectiveness  of  this  Agreement.   This  Agreement  shall  be
effective  as  of  the  date  of  execution   hereof  by  the  duly   authorized
representatives of Aphton and PMC.

          14.2 Governing Law. This Agreement shall be governed by and construed in accordance with laws of New York without giving effect to the principles of conflict of law thereunder (other than Section 5-1401 of the General Obligations
Law).

          14.3 Notices. Any notice or other communication that is required or that may be delivered hereunder shall be in writing and shall be delivered personally (including by courier) and by facsimile to the other party hereto at the address of such other party set forth in the introductory paragraph of this Agreement and to the facsimile number of the other party.

          14.4 No Third Party Beneficiary. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

          14.5 Integration. This Agreement constitutes the entire agreement of the parties hereto regarding the subject matter hereof and supersedes all prior agreements with respect thereto.


------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

          14.6 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by Aphton and PMC or as a result of a Dispute Resolution ruling pursuant to Section 5.4.

          14.7 No Assignment and Binding Effect. Neither Aphton nor PMC may assign this Agreement or any of its rights, interests, duties or obligations hereunder without the prior written consent of the other party which consent will not be unreasonably withheld, provided, however, that CLL may assign this Agreement to Pasteur Merieux Serums & Vaccins S.A. or Connaught Laboratories, Inc. without Aphton's consent. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of Aphton or PMC. Aphton agrees not to assign, transfer or convey the entire right, title and interest to the Aphton Patents to any person who does not succeed as an assignee to this Agreement.

          14.8 Headings. The headings in this Agreement are for convenience of reference and shall not affect the meaning or interpretation of the provisions hereof.

          14.9 Severability and No Waiver. If any provision herein shall be held invalid or unenforceable by a court of competent jurisdiction or other authority, the remainder of the provisions herein shall remain in full force and effect and shall not be affected thereby. Nothing contained in this Agreement shall cause the failure of either party hereto to insist upon strict compliance with any other provision hereof by the other party to operate as a waiver with respect to such provision, unless such waiver is in writing and delivered to the other party hereto in accordance with Section 15.3 hereof.

          14.10 Originals. Aphton and PMC shall execute two originals of this Agreement. Each party hereto shall retain one original. Each original shall be equally valid.

          14.11 Bankruptcy Acknowledgment. Each of the parties hereto acknowledges and agrees that this Agreement (i) constitutes a license of Intellectual Property (as such term is defined in the United States Bankruptcy Code, as amended (the "Code")), and (ii) is an executory contract, with significant obligations to be performed by each party hereto. The parties agree that each may fully exercise all of its rights and elections under the Code following any event of bankruptcy affecting the other, including, without limitations, those set forth in Section 365(n) of the Code.

          14.12 Quality Assurance. Aphton shall retain batch data records and quality control certificates for each batch of the Product and, if requested by PMC, will provide such information to PMC, and PMC shall retain batch data records and quality control certificates for each batch of DT or TT of which any portion is shipped to Aphton and, if requested by Aphton, will provide such information to Aphton. In each case, such records shall be retained for the longest period required by any Regulatory Jurisdiction in the Territory.

          14.13 Product Recalls. Aphton and PMC shall observe at all times all legal requirements in order to maintain an effective system for the recall from the market of the Product. Notwithstanding anything herein to the contrary, if PMC or Aphton deems it necessary to effect a recall of the Product, it shall notify the Steering Committee using reasonable notice under the circumstances of such intended recall and allow the Steering Committee an appropriate time to discuss and agree on such intended recall. In the event that agreement cannot be reached by the Steering Committee on effecting the recall within five (5) business days, the party who desires, in its reasonable judgment, to effect the recall may do so, provided that all costs of the recall shall be paid by such party. The other party shall take no action contrary to the recall and shall cooperate fully with the party effecting the recall.

          14.14 GMP Compliance and Inspection of Facilities.

          (a) The parties undertake to comply with all regulations of any Regulatory Authority having jurisdiction over the manufacturing, storage, handling or sale of the Product in effect related to obtaining and maintaining legal approval for the marketing and sale of the Product.

          (b) Upon reasonable request by either party (the "Inspecting Party"), the other party (the "Other Party") shall permit (or cause its contract manufacturer to permit) duly authorized employees of the Inspecting Party and, with the consent of the Other Party (not to be unreasonably withheld), other representatives of the Inspecting Party, to inspect the Other Party's (or its contract manufacturer's) facilities, procedures and capabilities to ensure continued compliance with this Agreement and applicable legal requirements, provided that the Other Party may, in its sole discretion, refuse to grant access to any areas of its facilities or manufacturing records if such access could jeopardize the confidentiality of any of the Other Party's proprietary technology.

          14.15 Adverse Experience Reporting. During the term of this Agreement, each party shall notify the other immediately of any information (howsoever obtained and from whatever source) concerning any unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, testing and marketing of the Product within or outside the Territory. For purposes of this Section 14.16, "unexpected" shall mean (x) for a non-marketed product, an experience that is not identified in nature, severity or frequency in the current clinical investigator's confidential information brochure, and
(y) for a marketed product, an experience which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party shall further notify the other immediately of any information received regarding any threatened or pending action by any regulatory authority which may affect the safety and efficacy claims of the Product. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either party's right to make a timely report of such matter to any regulatory authority or take other action that it deems to be appropriate or required by applicable law or regulation.

          14.16 Publicity. Neither party shall, without the prior written consent of the other party, issue any press release or make any other public announcement or furnish any statement to any Third Person (except as required by law, including the requirement to reasonably comply with all related laws and regulations, without limitation, any offering materials, filings with any securities regulatory authority or any securities exchange, proxy statements, annual reports or other communications with its stockholders), which makes reference to this Agreement, any of the transactions contemplated hereby or thereby or the other party or its Affiliates. Each party shall provide drafts of any of the aforementioned documents containing any such reference (including without limitation, a copy of this Agreement or any excerpt hereof, proposed to be filed with any securities regulatory authority or any securities exchange) to the other party and its counsel in sufficient time for review such documents. In the event any party objects to any such reference, the applicable document will be modified to such party's reasonable satisfaction. If a party does not deliver its written comments on such documents within five (5) Business Days of receipt thereof, such party shall be deemed to have consented to any such references therein. When a party has obtained the other party's consent for a public announcement, it will not be required to obtain the other party's consent for a subsequent public announcement of the same subject matter which does not disclose any additional or different information concerning the other party or the transactions contemplated hereby from that contained in any previously approved disclosure. Nothing herein contained shall be construed to impose upon any party any liability or other obligation (to the other party or any other Person) in respect of any such references in any such documents. In the event of a dispute as to whether the proposed disclosure is required to be made by Aphton under applicable securities legislation or stock exchange requirement, such dispute if not resolved by corporate counsel to Aphton and PMC, shall be resolved in accordance with the legal opinion received from a law firm that is reasonably acceptable to the parties and has no material relationship with any of the parties or their Affiliates, with the fees to such law firm to be paid by the party seeking to withhold information from publication.

          14.17 Expansion of Relationship. PMC and Aphton have agreed in principle that an expansion of their relationship would be desirable for both parties. While there are many potential opportunities for further collaboration, the parties have agreed that marketing rights for the Product in [Redacted]* are a top priority. To that end, within [Redacted]* following execution hereof, PMC will provide to Aphton a comprehensive Business Plan (the "Business Plan") for [Redacted]*. The Business Plan will include PMC's plans for: [Redacted]*. Following such delivery, PMC and Aphton will meet and discuss in good faith the possible expansion of their relationship to encompass [Redacted]*, and the terms and conditions of PMC's marketing in such territory. Until such time as Aphton and PMC have had an opportunity to meet and discuss an expansion of PMC's rights to market the Product in [Redacted]*, Aphton agrees not to take any action which could impair PMC's ability to obtain exclusive rights to market the Product in [Redacted]*.

          In addition, the parties have agreed to explore collaboration opportunities with respect to other diseases and cancers (e.g., [Redacted]*), other products (e.g., [Redacted]*) and other territories (e.g., [Redacted]*), and an expansion of the supply arrangements relating to PMC's DT and TT. Finally, the parties have agreed in principle that they will consider the possibility for PMC to conduct as much of the manufacturing of the Product as feasible, provided PMC has the necessary capabilities and capacity to do so in an efficient, competitive and commercially reasonable manner. Representatives of PMC and Aphton will meet as soon as possible following execution of this Agreement to discuss in good faith such manufacturing responsibility. However, the parties agree that there is no obligation on Aphton or PMC with respect to these additional possible collaborations.


------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

          14.18 Tax Issues. The parties acknowledge that it is in their mutual interest to ensure that the transactions contemplated hereunder are structured in the most tax-efficient manner. In the event that a party believes that these transactions can be restructured in order to achieve a more efficient tax outcome for one or both parties, the parties agree to work together to implement such restructuring, provided that such new structure respects the economic terms (disregarding tax effects) of the relationship.

          14.19 No Partnership or Agency. The parties hereby acknowledge that nothing provided in this Agreement is intended or may be deemed to form a partnership, agency, joint venture or any other similar relationship between Aphton and PMC.


                                      * * *

          IN WITNESS WHEREOF, Aphton and PMC have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first above written.


APHTON CORPORATION                        CONNAUGHT LABORATORIES LIMITED



By:    /s/ Philip C. Gevas                By:      /s/ Georges Hibon
   ---------------------------------         -----------------------------------
   Name:  Philip C. Gevas                    Name:  Georges Hibon
   Title:  Chairman, President               Title:  Chairman of the Board
            and Chief Executive                       and Chief Executive
            Officer                                   Officer








                                          By:        /s/ J. Mark Lievonen
                                             -----------------------------------
                                             Name:  J. Mark Lievonen
                                             Title:  Senior Vice President,
                                                      Commercial Operations

                                   SCHEDULE A
                                   ----------
                           [Intentionally left blank]

                                   SCHEDULE B
                                   ----------

License  Agreement  between  [Redacted]* and Aphton  Corporation dated August 4,
1994.















--------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.